Exhibit 23.1
KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-278119, 333-279525 and 333-284887) on Form S-8 of our report dated February 5, 2026, with respect to the consolidated financial statements of Reddit, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

San Francisco, California
February 5, 2026

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.